Exhibit 16.1

May 2, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We are currently principal accountants for Airgain, Inc. and, under the date of March 21, 2022, we reported on the consolidated financial statements of Airgain, Inc. as of and for the years ended December 31, 2021 and 2020. On May 2, 2022, we were notified that Airgain, Inc. engaged Grant Thornton as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon the filing of the March 31, 2022 Form 10-Q. We have read Airgain, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 2, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Airgain Inc.'s statements that the change was approved by the audit committee of the board of directors and that Grant Thornton was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Airgain Inc.'s consolidated financial statements.

/s/ KPMG LLP